Exhibit 99.1

Contact:	Uzi Sasson Vice President, Finance & CFO IXYS Corporation 3540 Bassett Street Santa Clara, California 95054

IXYS Reports Twelve Consecutive Quarters Of Revenue Growth
And Record Profits

Santa Clara, CA. February 7, 2005 — IXYS Corporation (NASDAQ:SYXI) today reported net revenues of $66.3 million for the quarter ended December 31, 2004, which is an increase of 30.6% over the $50.7 million in net revenues for the same quarter in the prior fiscal year.

For the nine months ended December 31, 2004, IXYS reported net revenues of $187.6 million, which was a 40.2% increase as compared to $133.8 million in net revenues for the same nine-month period in the prior fiscal year.

“We are pleased to demonstrate twelve consecutive quarters of revenue growth and ten consecutive quarters of record revenues, especially given the current market conditions in the semiconductor industry. IXYS demonstrates again its unique position in the market, especially in the power and mixed signal spaces. More importantly, we have achieved a profit milestone in showing our highest quarterly net income of $4.7 million in the December quarter. We ended the December quarter with $79 million in backlog, which is our second highest quarterly backlog. Net income for the nine months ended December 2004 increased by about 1,350% over last year’s comparable period,” said Dr. Nathan Zommer, Chief Executive Officer of IXYS.

Gross profit was $20.1 million, or 30.3% of net revenues, for the quarter ended December 31, 2004. This represents a 66.5% increase over gross profit of $12.0 million, or 23.7% percent of net revenues, for the same quarter in the prior fiscal year.

For the nine-month period ending December 31, 2004, gross profit was $56.7 million, or 30.2% of net revenues. This represents a 59.3% increase in gross profit from $35.6 million, or 26.6% of net revenues, for the same nine-month period of the prior fiscal year.

Net income in the quarter ended December 31, 2004 was $4.7 million ($0.14 per share, diluted), as compared to a net income of $386,000 ($0.01 per share, diluted) in the quarter ended December 31, 2003.

For the nine-month period ended December 31, 2004, net income was $10.5 million ($0.30 per share, diluted), as compared to net income of $721,000 ($0.02 per share, diluted) in the same nine-month period of the prior fiscal year.

Uzi Sasson, Chief Financial Officer of IXYS, said, “Despite being historically weak in the December quarter, we have increased our net revenues on the strength of our increasing penetration into the consumer products market. We also continued to increase our cash position, even though we paid off our bank debt. For the March quarter, we expect our net revenues to be relatively flat as compared to our December quarter net revenues.”

Mr. Sasson added, “In looking at our internal controls as part of the quarter end, we have concluded that we have control deficiencies that, when all taken together, represent a material weakness in internal control over financial reporting. It is clear that we face a considerable challenge to achieve favorable results in management’s assessment and the auditor’s attestation of our internal control over financial reporting that will occur as of March 31, 2005. We will be working hard over the next few months to meet the challenge, but there is no assurance that we will get there.”

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward looking statements include those regarding backlog, our revenue growth, our expectations for revenues in the March quarter and our statements regarding the assessment and attestation of our internal control over financial reporting. Actual results may vary materially from those contained in the forward-looking statements, due to unanticipated adverse variations in demand for our products, the cancellation of orders, unexpected technical challenges, difficulties in marketing and selling our products and delays or disruptions in the manufacture of our products. Further information on other risks that could affect IXYS is detailed and included in IXYS’ 10-Q for the fiscal quarter ended September 30, 2004, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting IXYS directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	March 31,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$51,138	$43,199
Accounts receivable, net	38,909	33,131
Inventories, net	54,754	48,055
Prepaid expenses and other current assets	15,259	1,710
Deferred income taxes	7,595	7,769

Total current assets	167,655	133,864
Plant and equipment, net	26,329	26,369
Other assets	27,370	28,533
Deferred income taxes	10,015	9,503

Total assets	$231,369	$198,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$2,786	$3,447
Current portion of notes payable to bank	0	800
Accounts payable	11,986	15,277
Accrued expenses and other current liabilities	39,335	18,094

Total current liabilities	54,107	37,618
Capitalized lease and other long term obligations, net of current portion	2,465	3,061
Pension liabilities	13,806	12,059

Total liabilities	70,378	52,738

Common stock	332	331
Additional paid-in capital	151,829	150,617
Notes receivable from stockholders	(749)	(1,388)
Retained earnings	(299)	(10,750)
Accumulated other comprehensive income	9,878	6,721

Stockholders’ equity	160,991	145,531

Total liabilities and stockholders’ equity	$231,369	$198,269

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues	$66,258	$50,744	$187,597	$133,766
Cost of goods sold	46,203	38,699	130,857	98,143

Gross profit	20,055	12,045	56,740	35,623

Operating expenses:
Research, development and engineering	4,778	4,023	14,400	11,912
Selling, general and administrative	8,226	7,518	25,753	22,693

Total operating expenses	13,004	11,541	40,153	34,605

Operating income	7,051	504	16,587	1,018
Other income, net	488	90	269	101

Income before income tax provision	7,539	594	16,856	1,119
Provision for income tax expense (benefit)	2,790	208	6,405	398

Net income	$4,749	$386	$10,451	$721

Net income per share — basic	$0.14	$0.01	$0.32	$0.02

Weighted average shares used in per share calculation — basic	33,076	32,772	33,029	32,289

Net income per share — diluted	$0.14	$0.01	$0.30	$0.02

Weighted average shares used in per share calculation — diluted	35,012	34,860	34,876	34,321